Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 2,500,000 shares of common stock that may be issued under the G-III Apparel Group, Ltd. 2015 Long-Term Incentive Plan of our reports dated March 30, 2015, with respect to the consolidated financial statements and schedule of G-III Apparel Group, Ltd. and subsidiaries and the effectiveness of internal control over financial reporting of G-III Apparel Group, Ltd. and subsidiaries included in its Annual Report (Form 10-K) for the year ended January 31, 2015 filed with the Securities and Exchange Commission.

/s/ Ersnt & Young LLP
Ernst & Young LLP

New York, New York

July 10, 2015